Exhibit 99 (g)(2)

REQUEST FOR CONSENT TO ASSIGNMENT TO SUCCESSOR CUSTODIAN

Dear Client,

Thank you for being a client of The Huntington National Bank. We have valued the opportunity to serve as your custodian and are grateful for our relationship with you.

We are writing to inform you of an important change to your account(s). As part of our ongoing commitment to provide high-quality services and ensure the long-term stability and scalability of our custodial operations, Huntington has entered into an agreement to assign its institutional custodial responsibilities to Argent Institutional Trust Company (“Argent”).

Huntington is requesting your consent to assign its duties to Argent as successor custodian pursuant to your existing custody agreement with us. Please complete the attached Consent to Assignment form using your electronic signature through DocuSign.

Please be assured that this assignment will not impact or result in any changes to your custody fees under your current agreement. The terms of your existing custody agreement with Huntington will be honored by Argent if you consent to the assignment. For additional information about Argent, please visit them online at https://argentfinancial.com/.

To ensure continuity of service, we would appreciate a response at your earliest convenience and no later than August 1, 2025. Because Huntington will no longer offer custody services after the transition to Argent, if we do not receive your consent by August 1, 2025, Huntington will provide you with a custody termination notice pursuant to the terms and conditions of your existing custody agreement.

In the coming months, you will receive further communication from Huntington and Argent regarding the transition. We intend to make the transition to Argent as easy as possible for you.

We thank you for the trust and confidence you have placed in Huntington and its staff over the years and for being a valued customer of Huntington. We are confident that Argent will continue to provide the excellent service you have been accustomed to. If you have any questions regarding the information contained in this correspondence, please reach out to your Huntington Relationship Manager.

Sincerely,

The Huntington National Bank

CONSENT TO ASSIGNMENT TO SUCCESSOR CUSTODIAN

In connection with the assignment of the institutional custody business of the Huntington National Bank (“Huntington”) to Argent Institutional Trust Company. (“Argent”), the undersigned, on behalf of the institutional custody client listed below (“Client”), hereby consents to the assignment of its institutional custody account agreement from Huntington to Argent. Client agrees this consent may be executed electronically.

Client Name: ________________________________________________________

Authorized Signer’s

Name: ________________________________________________________

Signature: ________________________________________________________

Date: ________________________________________________________

Address:________________________________________________________

________________________________________________________ ________________________________________________________

Thank you and we appreciate your prompt response.